UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 8, 2015

(Date of earliest event reported)

Gas Natural Inc.

(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	001-34585 (Commission File Number)	27-3003768 (I.R.S. Employer Identification No.)

1375 East Ninth Street, Suite 3100, Cleveland, Ohio (Address of principal executive offices)	44114 Zip Code)

(440) 701-5100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective June 8, 2015, the board of directors (the “Board”) of Gas Natural Inc. (the “Company”) increased the size of the Board from seven to nine and appointed James P. Carney and Robert B. Johnston to fill the vacant seats.

James P. Carney, 63, has nearly 35 years of experience serving in various financial positions in the utility industry. Mr. Carney has served as an expert financial witness in regulatory proceedings, had primary oversight responsibility for nearly $800 million of taxable nuclear decommissioning funds, and has over 22 years direct responsibility for the planning, structuring, and execution of over $75 billion of debt, equity securities and associated derivatives in the public, private and bank markets. Mr. Carney is currently serving as Executive in Residence in the Department of Finance, Insurance and Real Estate at Virginia Commonwealth University, in which capacity he also serves as chair of the executive committee of the Finance Advisory Council. In addition, Mr. Carney is an adjunct faculty member in the Department of Finance, Insurance and Real Estate.

Prior to his current roles, Mr. Carney served as the assistant treasurer and assistant corporate secretary of Virginia Electric and Power Company, before joining Dominion Resources, Inc., where he retired in December, 2013 as vice president — corporate finance and assistant treasurer. His extensive background and experience in corporate matters as they relate to capital markets, economic and financial analysis and regulatory proceedings bring valuable expertise to the Company’s Board.

Robert B. Johnston, 50, serves as the executive vice president and chief strategy officer for The InterTech Group, Inc., a large, privately-held, diversified holding company. An affiliate of The InterTech Group is the largest shareholder of the Company and currently owns approximately 9% of our issued and outstanding common stock. Mr. Johnston is responsible for merger and acquisition activities, investments and communications as well as oversight of a number of the InterTech Group’s operating companies. He currently serves on several public company boards including Supremex Inc. where he is the chairman of the board of directors, Fyffes PLC, Circa Enterprises, Span America Medical Products and Corning Natural Gas Holding Company. Additionally, he serves on the board of directors of the South Carolina Community Loan Fund, The Society for Educational Visits and Exchanges in Canada, and is a member of the advisory board of the McGill University Executive Institute. He previously served as the president, chief executive officer and deputy governor of the Hudson’s Bay Company. Mr. Johnston has also served on the boards of Pacific Northern Gas, Central Vermont Public Service Corporation, Galvanic Applied Sciences, The Hudson’s Bay Company, Canada’s National History Society and Carolina Youth Development Center.

Mr. Johnston received an MBA from the John Molson School of Business, a MA in Public Policy & Public Administration and a BA in Political Science from Concordia University. Additionally, he holds the ICD.D Designation from the Institute of Corporate Directors (Canada). Mr. Johnston’s extensive financial and operational experience coupled with his corporate governance and regulated utility experience led the Board to conclude that he has the requisite and desired skills for board service.

The Board determined that Messrs. Carney and Johnston qualify as independent directors under applicable NYSE MKT standards. The Company’s Board now consists of nine members.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press Release dated June 11, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gas Natural Inc.

By:	/s/ James E. Sprague
Name:	James E. Sprague
Title:	Chief Financial Officer

Dated: June 12, 2015